Issuer Free Writing Prospectus, dated June 30, 2016
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement
dated June 30, 2016
Registration Statement No. 333-208710

$700,000,000
Omega Healthcare Investors, Inc.
4.375% Senior Notes due 2023

Issuer:	Omega Healthcare Investors, Inc.

Guarantees:

The notes will be fully and unconditionally guaranteed by the Company’s existing and future subsidiaries that guarantee indebtedness under the Company’s existing senior notes and the facilities under the Company’s credit agreements.

Title of Securities:	4.375% Senior Notes due 2023
Aggregate Principal Amount:	$700,000,000
Trade Date:	June 30, 2016
Settlement Date:	July 12, 2016 (T + 7)
Final Maturity Date:	August 1, 2023
Issue Price to Public:	99.739% plus accrued interest, if any, from July 12, 2016
Gross Proceeds to Issuer:	$698,173,000
Coupon:	4.375%
Yield to Maturity:	4.418%
Spread to Treasury:	+312.5 basis points
Benchmark Treasury:	UST 1.375% due June 30, 2023
Benchmark Treasury Yield:	1.293%
Interest Payment Dates:	August 1 and February 1, commencing February 1, 2017
Record Dates:	July 15 and January 15
Optional Redemption:	Make-whole call @ T+50 bps Par call on or after June 1, 2023

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Agricole Securities (USA) Inc. Stifel, Nicolaus and Company, Incorporated
Co-Managers:

Capital One Securities, Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

Mitsubishi UFJ Securities (USA), Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

Regions Securities LLC

CUSIP/ISIN Numbers:	CUSIP: 681936 BJ8 ISIN: US681936BJ87

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC, collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Credit Agricole Securities (USA) Inc. at 1-866-807-6030.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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